Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2024, except for Note 2.2, as to which the date is April 9, 2025, with respect to the consolidated financial statements of Lifezone Metals Limited included in the Annual Report on Form 20-F for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton
Grant Thornton
Dublin, Ireland

August 22, 2025